Exhibit 99.1

WORCESTER, Mass., February 3, 2010 –

The Hanover Insurance Group Reports

Fourth Quarter Results

Fourth Quarter 2009 Financial Highlights

•	Net income of $57.3 million, or $1.14 per share, compared to net income of $34.1 million, or $0.66 per share, in the prior-year quarter

•	Segment income after tax of $41.8 million, or $0.83 per share, compared to $59.6 million, or $1.16 per share, in the prior-year quarter (1)

•	Book value per share of $49.72 at December 31, 2009, compared to $48.06 per share at September 30, 2009 and $37.08 per share at December 31, 2008, an increase of 3.5% and 34.1%, respectively

•	Net premiums written of $626.9 million, compared to $597.3 million in the prior-year quarter, an increase of 5.0%

Full Year 2009 Financial Highlights

•	Net income of $197.2 million, or $3.86 per share, compared to net income of $20.6 million, or $0.40 per share, in the prior year

•	Segment income after tax of $157.5 million, or $3.08 per share, compared to $176.0 million, or $3.40 per share, in the prior year (1)

•	Net premiums written of $2,608.7 million, compared to $2,518.0 million in the prior year, an increase of 3.6%

(1) Segment income after tax and segment income after tax per share are non-GAAP measures. Total Property and Casualty pre-tax segment income (including or excluding catastrophe losses) is also a non-GAAP measure. The reconciliation of these measures to the closest GAAP measure, income from continuing operations, is provided at the end of this press release.

Financial Highlights

$ in millions, except per share amounts	Quarter ended December 31		Year ended December 31
	2009	2008	2009	2008
Total Segment Income after taxes(1)	$41.8	$59.6	$157.5	$176.0
Federal income tax settlement	—	—	—	6.4
Net realized investment gains (losses) and other	11.1	(37.2)	1.4	(97.9)
Gain from retirement of corporate debt	—	—	34.5	—
Income tax benefit (expense) on non- segment income	3.0	0.4	(5.6)	—

Income from Continuing Operations	55.9	22.8	187.8	84.5
Gain (loss) on Discontinued Operations	1.4	11.3	9.4	(63.9)

Net Income	$57.3	$34.1	$197.2	$20.6

Net Income per share (Diluted)	$1.14	$0.66	$3.86	$0.40

(1) Segment income after tax is non-GAAP measure. The reconciliation of this measure to the closest GAAP measure, income from continuing operations, is provided at the end of this document.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the fourth quarter of 2009 of $57.3 million, or $1.14 per share, compared to $34.1 million, or $0.66 per share, in the fourth quarter of the prior year. Net income for the fourth quarter of 2009 included net realized investment gains of $11.1 million, or $0.22 per share, compared to net realized investment losses of $37.1 million, or $0.73 per share, in the prior-year quarter.

Net income for the full year of 2009 was $197.2 million, or $3.86 per share, compared to net income of $20.6 million, or $0.40 per share in 2008. Net income for the full year 2008 was impacted by net realized investment losses included in continuing operations of $97.8 million, or $1.89 per share, and a loss of $84.8 million, or $1.64 per share, principally relating to the sale the company’s remaining life insurance business.

Total Property and Casualty pre-tax segment income was $70.3 million in the fourth quarter of 2009, compared to $97.5 million in the fourth quarter of the prior year. The pre-tax net impact of catastrophes was $6.6 million in the fourth quarter of 2009, compared to $14.1 million in the fourth quarter of 2008. Excluding the pre-tax net impact of catastrophes, Property and Casualty pre-tax segment income would have been $76.9 million in the fourth quarter of 2009, compared to $111.6 million in the fourth quarter of 2008.

Total Property and Casualty pre-tax segment income was $270.1 million for the full year of 2009, compared to $302.2 million in the prior year. The pre-tax net impact of catastrophes was $98.9 million in 2009, compared to $169.7 million in 2008. Excluding the pre-tax net impact of catastrophes, Property and Casualty pre-tax segment income would have been $369.0 million in 2009, compared to $471.9 million in 2008.

The year-over-year decline in ex-catastrophe earnings is primarily the result of an increase in ex-catastrophe accident year losses, driven by non-catastrophe weather and continuing adverse economic conditions. The decline also reflects higher expenses caused by higher pension costs and investments in the company’s business, including product capabilities and geographic expansion.

“2009 was a challenging year with difficult market and economic conditions and elevated non-catastrophe weather, all putting substantial pressure on industry results, including ours,” said Frederick H. Eppinger, chief executive officer at The Hanover. “While challenged, we continued to generate an underwriting profit, and have taken the pricing and underwriting actions to improve our position as we enter 2010. We also took a number of thoughtful capital management actions during the course of the year and in the fourth quarter that improved shareholder value and helped contribute to book value growth of 34%, putting us at $49.72 per share, a historical high for the company.”

“I am very proud of where our franchise stands today,” Eppinger continued, “In 2009 and the first part of 2010, we have completed several transactions, brought on significant new talent, expanded geographically and continued to make investments in our business. All of these actions have significantly improved our product mix, strengthened our platform for the future and allowed us to grow net written premiums at a solid 4%, while the industry contracted.”

The following table details pre-tax segment income.

$ in millions, except per share amounts	Quarter ended December 31		Year-to-date December 31
	2009	2008	2009	2008
Personal Lines	$20.3	$39.7	$76.4	$123.5
Commercial Lines	52.5	55.6	189.7	169.7
Other Property and Casualty	(2.5)	2.2	4.0	9.0

Total Property & Casualty(1)	70.3	97.5	270.1	302.2
Interest expense on corporate debt	(7.9)	(10.0)	(35.1)	(39.9)

Total pre-tax segment income	62.4	87.5	235.0	262.3
Federal income tax expense	(20.6)	(27.9)	(77.5)	(86.3)

Total segment income after taxes (1)	$41.8	$59.6	$157.5	$176.0

Per share(1)	$0.83	$1.16	$3.08	$3.40

(1) Total property and casualty segment income, segment income after tax and segment income after tax per share are non-GAAP measures. See the reconciliation to income from continuing operations (per share), which is the closest GAAP measure, at the end of this document

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended December 31		Year ended December 31
	2009	2008	2009	2008
Personal Lines losses (excluding catastrophes)	61.1%	55.0%	58.0%	54.6%
Personal Lines catastrophe-related losses	1.7%	2.8%	4.8%	5.8%
Total Personal Lines losses	62.8%	57.8%	62.8%	60.4%

Commercial Lines losses (excluding catastrophes)	40.5%	40.2%	41.5%	38.6%
Commercial Lines catastrophe-related losses	0.1%	1.5%	2.6%	8.3%
Total Commercial Lines losses	40.6%	41.7%	44.1%	46.9%
Total P&C Losses	53.0%	50.9%	54.4%	54.9%

Loss adjustment expenses	10.9%	10.5%	10.0%	10.5%
Policy acquisition and other underwriting expenses	33.8%	33.5%	33.8%	32.6%
Combined Ratio	97.7%	94.9%	98.2%	98.0%
Combined Ratio (excluding catastrophes)	96.7%	92.7%	94.3%	91.2%

Personal Lines

Personal Lines pre-tax segment income was $20.3 million in the fourth quarter of 2009, compared to $39.7 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 101.9% in the current quarter, compared to 97.6% in the prior-year quarter. The pre-tax net impact of catastrophes was $6.2 million, or 1.7 points of the combined ratio in the fourth quarter of 2009, compared to $10.1 million, or 2.8 points in the fourth quarter of 2008. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income would have been $26.5 million in the current quarter, compared to $49.8 million in the prior-year quarter.

The year-over-year decline in quarterly ex-catastrophe segment income is primarily the result of an increase in ex-catastrophe current accident year losses, reflecting an increase in our 2009 accident year expected losses in both homeowners and auto liability lines. These increases were driven by adverse development of non-catastrophe weather loss estimates from the first three quarters of 2009, as well as increased severity trends in our auto liability lines.

Lower favorable development of prior-year loss reserves also affected Personal Lines ex-catastrophe earnings in the fourth quarter of 2009. Favorable development of prior-year loss reserves in the fourth quarter of 2009 was $1.8 million, or 0.5 points of the combined ratio, compared to $11.1 million, or 3.1 points in the prior-year quarter.

For the full year, Personal Lines segment income was $76.4 million in 2009, compared to $123.5 million in 2008. The pre-tax net impact of catastrophes was $70.3 million for the full year 2009, compared to $85.4 million in 2008.

The decrease in Personal Lines pre-tax segment income for the full year is primarily due to the effect of higher non-catastrophe weather activity, as well as lower favorable development of prior-year loss reserves in our home and auto lines. Favorable development of prior-year loss reserves in 2009 was $40.1 million, or 2.7 points of the combined ratio, compared to $61.5 million, or 4.2 points in 2008.

Net premiums written were $356.5 million and $1,472.2 million for the fourth quarter and the full year 2009, respectively. This compares to $361.3 million and $1,484.0 million for the fourth quarter and the full year 2008, respectively, which represents a decline of 1.3% and 0.8% for the fourth quarter and the full year 2009, respectively. Lower premiums in both the fourth quarter and the full year 2009 were driven by a reduction in the average written premium per policy, which was primarily the result of planned changes in business mix toward more desirable account business, partially offset by improved pricing.

Commercial Lines

Commercial Lines pre-tax segment income was $52.5 million in the fourth quarter of 2009, compared to $55.6 million in the fourth quarter of 2008. The pre-tax net impact of catastrophes was $0.4 million in the fourth quarter of 2009, compared to $4.0 million in the fourth quarter of 2008. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $52.9 million in the fourth quarter of 2009, compared to $59.6 million in the prior-year quarter.

For the full year, Commercial Lines segment income was $189.7 million, compared to $169.7 million in 2008. The pre-tax net impact of catastrophes in the full year 2009 was $28.6 million, compared to $84.3 million in the full year 2008. The Commercial Lines segment income for the full year 2009, excluding the impact of catastrophes, would have been $218.3 million, compared to $254.0 million in 2008, primarily due to higher underwriting expenses and higher ex-catastrophe accident year losses.

Higher expenses for the quarter and the full year 2009 result from continued investments in Commercial Lines businesses, including expenses related to recently acquired subsidiaries, as well as higher pension costs.

Higher ex-catastrophe accident year loss results in the fourth quarter and full year 2009 were primarily a consequence of continuing adverse economic conditions, as well as the overall challenging pricing environment in commercial lines.

Favorable development of prior-year loss reserves in the fourth quarter of 2009 was $23.3 million, or 8.3 points of the combined ratio, compared to $13.9 million, or 5.4 points in the prior-year quarter. For the full year 2009, favorable development of prior-year loss reserves was $81.2 million, or 7.5 points of the combined ratio, compared to $91.0 million, or 9.0 points in 2008.

Net premiums written were $270.4 million and $1,136.3 million for the fourth quarter and the full year 2009, respectively. This compares to $235.9 million and $1,033.7 million for the fourth quarter and the full year 2008, respectively, which represents growth of 14.6% and 9.9% for the fourth quarter and the full year

2009, respectively. Growth in the company’s specialty businesses, including AIX Holdings, Inc., which was acquired November 30, 2008, as well as commercial niches and segments, accounted for the growth in net written premium.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment loss was $2.5 million in the fourth quarter of 2009, compared to segment income of $2.2 million in the prior-year quarter, with the variance primarily driven by higher pension costs incurred in the current year quarter. Other Property & Casualty’s pre-tax segment income for the full year 2009 was $4.0 million, compared to $9.0 million in the prior year. This decrease was the result of higher pension costs, partially offset by favorable reserve development from our run-off voluntary pools business.

Investment Results

Net investment income from continuing operations decreased by $1.0 million, to $63.8 million for the fourth quarter of 2009, compared to $64.8 million in the same period of 2008. For the full year 2009, net investment income from continuing operations decreased $6.6 million to $252.1 million, compared to $258.7 million in 2008. This decrease is primarily due to lower new money yields and the utilization of fixed maturities to fund the 2009 repurchase of corporate debt.

In the fourth quarter of 2009, the company recognized pre-tax net investment gains of $14.7 million, primarily from sales of fixed maturity and equity securities, which were partially offset by impairment charges of $3.6 million on certain fixed maturity securities. In the fourth quarter of 2008, the company recognized impairments of $46.4 million on fixed maturity and equity securities, which were partially offset by pre-tax net realized gains of $9.3 million, primarily from the sale of fixed maturity securities.

For the full year of 2009, the company recognized pre-tax investment gains of $34.3 million, primarily from the sales of fixed maturities and equities. Offsetting these gains were impairment charges of $32.9 million, primarily on below-investment grade fixed maturities and equity securities. In 2008, the company realized pre-tax net investment losses of $113.1 million, resulting from impairments on certain fixed maturity and equity securities, partially offset by gains of $15.3 million, primarily from sales of fixed maturity securities.

Realized gains/(losses)

$ in millions	Quarter ended December 31, 2009	Year ended December 31, 2009
Net gains on sales of securities and other	$14.7	$34.3
Net impairments:
Investment grade	(0.4)	(2.1)
Below investment grade	(3.1)	(21.2)
Equities and other	(0.1)	(9.6)

Total realized gains	$11.1	$1.4

Investment Portfolio

The company held $5.2 billion in cash and investment assets at December 31, 2009, including cash and investment assets associated with the discontinued accident and health business.

Fixed maturities and cash with a carrying value of $5.0 billion represented 98% of our investment portfolio. Approximately 93% of our fixed maturity portfolio is rated investment grade. The following table provides information about the company’s fixed maturity and other investments as of December 31, 2009:

Investment Type	Weighted Average Quality	Amortized Cost	Fair Value	Net Unrealized Gain (Loss)
Corporates: (1)
NAIC 1	A	$844.1	$876.4	$32.3
NAIC 2	BBB	1,038.9	1,087.4	48.5
NAIC 3 or below	B+	300.6	304.5	3.9

Total Corporates	BBB+	2,183.6	2,268.3	84.7
MBS/CMBS/ABS:
MBS	AA+	858.8	874.4	15.6
CMBS	AA+	334.5	337.2	2.7
ABS	A	63.1	65.6	2.5
Municipals:
Taxable	AA-	685.6	669.0	(16.6)
Tax Exempt	A+	159.1	163.2	4.1
U.S. Government	AAA	355.2	354.7	(0.5)

Total Fixed Maturities	A+	4,639.9	4,732.4	92.5
Perpetual Preferred Securities		18.7	24.7	6.0
Common Equity Securities		38.7	44.6	5.9

Total fixed maturities and equity securities		4,697.3	4,801.7	104.4
Cash and cash equivalents		316.7	316.7	—
Mortgage loans		14.1	14.1	—
Other long-term investments		16.2	18.2	2.0

		$5,044.3	$5,150.7	$106.4

(1)	NAIC 1 is generally equivalent to an investment grade rating agency designation of ‘A’ or above, NAIC 2 is generally equivalent to an investment grade rating agency designation of ‘BBB’ and NAIC 3 or below is generally equivalent to a non-investment grade rating agency designation of ‘BB’ or below.

Book Value and Other Items

The following exhibit provides a roll-forward of book value for 2009:

	$ Amounts		$ per share
$ in millions, except per share	Quarter ended December 31, 2009	Year ended December 31, 2009	Quarter ended December 31, 2009	Year ended December 31, 2009
Beginning of Period Book Value	$2,407.1	$1,887.2	$48.06	$37.08
Net Income
Continuing Operations	55.9	187.8	1.11	3.68
Discontinued Operations	1.4	9.4	0.03	0.18
Change in AOCI, net of tax
Change in Pension and Postretirement Related
Benefits, net of taxes	21.1	29.8	0.45	0.63
Change in Net Unrealized Investment Losses, net of taxes	(8.1)	390.4	(0.16)	8.24
Release of Deferred Tax Valuation Allowance	26.6	26.6	0.56	0.56
Dividend	(37.5)	(37.5)	(0.75)	(0.75)
Common Stock Activity
Accelerated Stock Repurchase Program	(100.6)	(100.6)	—	—
Other Stock Repurchases	(11.9)	(48.1)	—	—
Other, net	4.6	13.6	—	—
Common Stock Activity, per share	—	—	0.42	0.10
Ending of Period Book Value	$2,358.6	$2,358.6	$49.72	$49.72

At December 31, 2009, book value per share was $49.72, a 3.5% increase from September 30, 2009, and a 34.1% increase from December 31, 2008.

The increase in book value for the fourth quarter of 2009 included $33.0 million due to the release of a deferred tax valuation allowance resulting from the implementation of certain tax planning strategies. Of this amount, $6.4 million was reflected in non-segment income, while $26.6 million was reflected in accumulated other comprehensive income.

During the fourth quarter 2009, the company repurchased approximately 2.4 million shares of its common stock for approximately $100.6 million under an Accelerated Stock Repurchase Plan, and approximately 281,000 shares for approximately $12.0 million through open market repurchases. At December 31, 2009, the company had approximately $92.0 million of capacity remaining under its recently expanded $300 million stock repurchase program.

In January 2010, The Hanover Insurance Company made a $100 million contribution to its qualified pension plan and, as a result, the plan was fully-funded as of the date of the contribution.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s fourth quarter results on Thursday, February 4, 2010, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site beginning approximately two hours after the call.

Statistical Supplement

The Hanover’s fourth quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance, and actual results could differ materially. In particular, statements in the above referenced conference call regarding expectations for 2010 and beyond, including with respect to net written premium and policies in force growth, retention, new business growth, the ability to achieve rate increases, net investment income, the potential impact of capital actions and business investments, our financial strength, accident year loss ratios, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from our continuing and run-off operations, segment income, expenses and expense ratios, effective tax rates, weighted shares outstanding and returns on equity are forward-looking statements. Statements regarding the possible impact of the current disruption in the credit markets and in the property and casualty industry, including the effect of current economic conditions on our business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements. Investors should consider the risks and uncertainties in our business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues such as “Chinese drywall” where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; and (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainty in estimating weather-related losses, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as our Management Liability products and anticipated expansion into health care product coverages) and expansion in geographic areas, including our western expansion, the impact of the company’s acquisition of AIX Holdings, Inc. or the renewal rights transaction with OneBeacon Insurance Company, adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments (which may be affected by, among other things, our ability and willingness to hold investment assets until they recover in value), heightened competition (including increasing rate pressure, particularly in Commercial Lines), the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions (including in the state of Michigan where there are legislative efforts to require prior regulatory approval of insurance rates, eliminate the use of insurance credit scores in rating policies, require insurers to make “low cost” policies available and there is an initiative to require a roll back in insurance rates) financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including our former life companies, and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient. Comments referring to the future profitability and premiums earned as a result of the OneBeacon Insurance Group renewal rights deal or the acquisition of Campania, Inc. are forward-looking statements.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of the company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. After-tax segment income EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income (loss) excluding the after-tax impact of net realized investment gains (losses), as well as results from discontinued operations for a period divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 67-69.

Segment income (Property and Casualty segment income) is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in our estimate of the costs to pay claims from prior years. We believe that a discussion of segment income excluding reserve development is helpful to investors since it provides insight into both our estimate of current year accident results and the accuracy of prior-year estimates.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of income from continuing operations to segment income for the quarters ended December 31, 2009 and 2008 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Robert P. Myron	Michael F. Buckley
E-mail: rmyron@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2200	1-508-855-3099

Oksana Lukasheva
E-mail: olukasheva@hanover.com
1-508-855-2063

Definition of Reported Segments

Continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is a reconciliation from segment income to net income(1):

	Quarter ended December 31				Year ended December 31
$ in millions except per share	2009		2008		2009		2008
	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$20.3		$39.7		$76.4		$123.5
Commercial Lines	52.5		55.6		189.7		169.7
Other	(2.5)		2.2		4.0		9.0

Total Property and Casualty	70.3		97.5		270.1		302.2
Interest expense on corporate debt	(7.9)		(10.0)		(35.1)		(39.9)

Total segment income	62.4	$1.24	87.5	$1.70	235.0	$4.60	262.3	$5.07
Federal income tax expense on segment income	(20.6)	(0.41)	(27.9)	(0.54)	(77.5)	(1.52)	(86.3)	(1.67)

Total segment income after taxes	41.8	0.83	59.6	1.16	157.5	3.08	176.0	3.40
Federal income tax settlement	—	—	—	—	—	—	6.4	0.12
Net realized investment gains (losses)	11.1	0.22	(37.1)	(0.73)	1.4	0.03	(97.8)	(1.89)
Gain from retirement of corporate debt	—	—	—	—	34.5	0.68	—	—
Loss on derivative instruments	—	—	(0.1)	—	—	—	(0.1)	—
Federal income tax benefit (expense) on non-segment income	3.0	0.06	0.4	0.01	(5.6)	(0.11)	—	—

Income from continuing operations	55.9	1.11	22.8	0.44	187.8	3.68	84.5	1.63
Discontinued operations (net of taxes):
Gain (loss) from discontinued FAFLIC business (including loss on assets held-for-sale of $5.1, or $0.10 per share and $77.3, or $1.49 per share in 2008)	0.8	0.01	8.1	0.16	7.1	0.14	(84.8)	(1.64)
Loss from discontinued accident and health business	(0.2)	—	—	—	(2.6)	(0.05)	—	—
Income from operations of AMGRO	—	—	—	—	—	—	10.1	0.20
Gain on disposal of variable life and annuity business	0.8	0.02	3.2	0.06	4.9	0.09	11.3	0.22
Other	—	—	—	—	—	—	(0.5)	(0.01)

Net income	$57.3	$1.14	$34.1	$0.66	$197.2	$3.86	$20.6	$0.40
Weighted average shares outstanding		50.2		51.4		51.1		51.7

(1) In accordance with Accounting Standards Codification Section 280, “Segment Reporting,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2) Per share data is per diluted share of common stock.